Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2025, with respect to the consolidated financial statements of Context Therapeutics Inc. and Subsidiaries included in the Annual Report on Form 10-K of Context Therapeutics Inc. for the year ended December 31, 2024.

/s/ CohnReznick LLP
Parsippany, New Jersey
March 20, 2025